                                        U.S. SECURITIES AND EXCHANGE COMMISSION

|---------------------|
|         FORM 5      |
|                     |                           Washington, D.C. 20549
|---------------------|              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of
                                                         1935 or Section 30(f)
                                                 of the Investment Company Act of 1940

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1.       Name and Address of Reporting Person*        2.       Issuer Name and Ticker or Trading Symbol                6.  Relationship of Reporting Person to Issuer
                                                                                                                       (Check all applicable)
                                                                     Compaq Computer Corporation (CPQ)                        Director       ___ 10% Owner
                                                                                                                       ------
                                                                                                                         X  Officer   (give  ___ Other (Specify)
                                                                                                                       ----
     Napier          Robert                                                                                                        title
                                                                                                                                      below)
----------------------------------------------------- ----------------------------------------------------------------
-----------------------------------------------------
(Last)               (First)            (Middle)      3.  IRS or Social Security   4.  Statement for
                                                          Number of Reporting         Month/Year                                      Sr. VP and CIO
                                                                                                                            ------------------------
20555 SH 249                                              Person (Voluntary)       Fiscal Year 2000
-----------------------------------------------------                              ----------------------------------- -------------------------------------------------
                            (Street)                                               5.  If Amendment, Date of           7.  Individual or Joint/Group Filing
                                                                                      Original                                     Check applicable line)
                                                                                      (Month/Year)                       X   Form filed by One Reporting Person
                                                                                                                       -----
Houston                    TX          77070-2698                                                           ___ Form filed by More than One Reporting Person
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(City)                   (State)            (Zip)              Table 1 - Derivative Securities Acquired, Disposed of, or Beneficially Owned
----------------------------------------------------- ------------------------------------------------------------------------------------------------------------------
1.  Title of Security                                 2  Transac-      3.  Trans-    4.  Securities Acquired (A)       5.  Amount 0f        6.  Owner     7. Nature of
    Instr. 3)                                           action Date       tion        or Disposed of (D)                   Securities         - ship Form:  Indirect
                                                                         Code         (Instr. 3, 4 and 5)                  Bene-                Direct      Beneficial
                                                        (Month/          (Instr. 8)                                        fically Owned        (D) or      Ownership
                                                                                                                           at End of            Indirect    (Instr. 4)
                                                                                                                           Issuer's
                                                                                   -----------------------------------
                                                                                   ------------- -------- ------------
                                                        Day/                                     (A) or                    Fiscal Year        (I)
                                                        Year)                         Amount        (D)      Price         (Instr. 3 and       (Instr.
                                                                                                                           4)               4)
----------------------------------------------------- -------------- ------------- ------------- -------- ------------ -------------------- ------------- --------------
                                                      -------------- ------------- ------------- -------- ------------ -------------------- ------------- --------------
Common Stock                                          5/15/2000      A             40,000        A                                               D
                                                      -------------- ------------- ------------- -------- ------------ -------------------- ------------- --------------
----------------------------------------------------- -------------- ------------- ------------- -------- ------------ -------------------- ------------- --------------
Common Stock                                          7/25/2000      F             1,472 (1)     D        $29.25                                 D
----------------------------------------------------- -------------- ------------- ------------- -------- ------------ -------------------- ------------- --------------
                                                      -------------- ------------- ------------- -------- ------------ -------------------- ------------- --------------
Common Stock                                          10/24/2000     F             1,472 (1)     D        $28.15       37,765.8182 (2)           D
                                                      -------------- ------------- ------------- -------- ------------ -------------------- ------------- --------------
                                                      -------------- ------------- ------------- -------- ------------ -------------------- ------------- --------------

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* If the Form is filed by more than one Reporting Person, See Instruction 4(b)(v).
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
                              (Print or Type Responses)

===================================================================================================================================================================================

FORM 5 (continued)
                             TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                    (e.g., puts, calls, warrants, options, convertible securities)

---------------- ------------ ------------ -------------- ------------------- -------------------------- ------------------------- -------- ------------- ------------ -------------
1. Title of      2. Conver-   3. Trans-    4. Transac-      5. Number of      6. Date Exer-              7. Title and Amount of    8.       9. Number     10. Owner-   11. Na-
   Derivative      sion or      action       tion Code      Derivative          cisable and Ex-            Underlying Securities   Price      of Deriv-       ship         ture
   Security        Exercise     Date         (Instr. 8)     Securities          piration Date              (Instr. 3 and 4)          of       ative           of           of In-
   (Instr. 3)      Price of     (Month/                     Ac-quired (A)       (Month/Day/                                                   Secur-          Deriv-       direct
                   Deriv-        Day/                       or Dis-               Year)                                              Deriv-   ities           ative        Bene-
                   ative         Year)                      posed of (D)                                                             ative    Bene-           Secu-        ficial
                   Security                                 (Instr. 3, 4,                                                                     ficially        rity:        Own-
                                                            and 5)                                                                   Secur-   Owned           Direct       ership
                                                                                                                                     ity

                                                                                                                                     (Instr.
                                                                                                                                     5)
                                                                              ------------- ------------ ------------ ------------
                                                                                                                                              at End          (D) or       (Instr.
                                                                              Date          Expira-                    Amount or              of              Indi-        4)
                                                                              Exer-         Tion            Title      Number of              Year            rect
                                                                              cisable       Date                        Shares                 (Instr.        (I)
                                                                                                                                            4)
                                                                                                                                                          (Instr. 4)
                                                          ---------- --------
                                                             (A)     (D)
---------------- ------------ ------------ -------------- ---------- -------- ------------- ------------ ------------ ------------ -------- ------------- ------------ -------------
Stock Option     $27.38       5/15/2000          A         75,000              5/15/2002    5/15/2010    Common       75,000                 75,000       D
Right to Buy)                                                                     (3)                    Stock
---------------- ------------ ------------ -------------- ---------- -------- ------------- ------------              ------------ -------- ------------- ------------ -------------
                 ------------ ------------ -------------- ---------- -------- ------------- ------------ ------------ ------------ -------- ------------- ------------ -------------
Stock Option     $18.10       12/13/2000         A        155,000              1/13/2001    12/12/2010   Common       155,000               155,000       D
Right to Buy)                                                                     (4)                    Stock
---------------- ------------ ------------ -------------- ---------- -------- ------------- ------------ ------------ ------------ -------- ------------- ------------ -------------
---------------- ------------ ------------ -------------- ---------- -------- ------------- ------------ ------------ ------------ -------- ------------- ------------ -------------

---------------- ------------ ------------ -------------- ---------- -------- ------------- ------------ ------------ ------------ -------- ------------- ------------ -------------
Explanation of Responses:
(1)      Shares withheld to satisfy tax liability for restricted stock vesting.
(2)      Includes 209.8182 shares acquired under the Employee Stock
         Purchase Plan in the month of October.
(3)      Shares will vest 100% on this date
(4)      Option is first exercisable on this date and vest prorata
         over 48 months from grant date.

                                                       /s/  Robert V. Napier                      2/8/01
                                               ---------------------------------------------   ----------------------
                                                                  Robert V. Napier                Date
                                                          **Signature of Reporting Person

**Intentional misstatement or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C.1001 and 15 U.S.C. 78ff(a).

Note:   File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedure.